UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2007

Bank of Granite Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-15956	56-1550545

(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
P.O. Box 128, 23 North Main Street
Granite Falls, North Carolina 28630
(Address of Principal Executive Offices) (Zip Code)
(828) 496-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

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Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3

Signatures	4

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On December 17, 2007, the Board of Directors (the “Board”) of Bank of Granite Corporation (the “Company”) and its banking subsidiary, Bank of Granite (the “Bank”), acting upon the recommendation of the Compensation Committee of the Board, approved amendments to the Bank’s nonqualified Supplemental Executive Retirement Plan (the “Plan”) for officers who are employees of the Bank. The Plan design has been amended to that of a defined benefit plan instead of a defined contribution plan. The formula for computing the annual benefit has been amended to be the lesser of 30% of the Final Salary, as previously defined by the Plan, or $150,000 for the Chief Executive Officer and Executive Vice Presidents, and the lesser of 30% of the Final Salary or $110,000 for Senior Vice Presidents. Current participants will receive the greater of the annual benefit as computed above or their annual benefit as determined before the amendments. The impact of this amendment for the Company’s named executive officers’ annual plan benefit is estimated to be the following based on current salaries:

	Before Amendment	After Amendment
Charles M. Snipes
Chief Executive Officer	$115,930	$115,930

R. Scott Anderson
Executive Vice President	$101,185	$101,185

Kirby A. Tyndall
Executive Vice President	$60,705	$73,894

D. Mark Stephens
Senior Vice President	$42,215	$68,185
     In the event of a Change of Control, the participant will receive the present value of the future projected benefits paid in a lump-sum if the participant is terminated from service as a result of the Change of Control.

     Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of Granite Corporation

December 21, 2007	By:	/s/ Kirby A. Tyndall

Kirby A. Tyndall Secretary, Treasurer and Chief Financial Officer

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